Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES ELECTION OF DIRECTORS

UNION, New Jersey, October 7, 2003 -— Bed Bath & Beyond Inc. today announced the election of Fran Stoller and Stanley Barshay to the Company’s Board of Directors, expanding the Board to nine members.

Fran Stoller is a Partner in the law firm of Loeb & Loeb LLP, where she serves as Managing Partner of the firm’s New York corporate practice. Ms. Stoller has extensive experience in a wide range of corporate and securities matters. Prior to joining the firm in January 2000, she was a Partner in the law firm of Bachner Tally Polevoy & Misher LLP. Ms. Stoller received her undergraduate and J.D. degrees from the University of Pennsylvania.

Stanley Barshay is the Chairman of the Schering-Plough Consumer HealthCare Corporation where he has responsibility for such brands as Claritin, Coppertone and Dr. Scholls. He joined Schering-Plough in June of 2003. Previously, Mr. Barshay served as Senior Vice President of American Home Products (now Wyeth). During his 32-year career at AHP, he served as member of the Finance and Operations Committees and as President of a number of AHP’s consumer companies and was responsible for such products as Advil, Robitussen, Centrum, Woolite, Easy-Off Cleaner and Ekco Housewares. Mr. Barshay received a Bachelor of Science degree from Long Island University and has been a member of the University’s Board of Trustees since 1987, currently serving on its Executive Committee.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

INVESTOR CONTACTS:

Ronald Curwin
Chief Financial Officer and Treasurer
Ext. 4550

Kenneth C. Frankel
Director of Financial Planning
Ext. 4554

Paula J. Marbach
Investor Relations
Ext. 4552
Fax: 908-810-8813